Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 28
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------


     This Prospectus Supplement No. 28 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000, December 21, 2000, December 28, 2000, January 25, 2001, January 26, 2001,
February 1, 2001, March 2, 2001, March 13, 2001, March 19, 2001, March 21, 2001,
March 28, 2001, May 16, 2001, June 4, 2001, August 2, 2001, August 28, 2001,
September 7, 2001; October 5, 2001; November 14, 2001; December 18, 2001; December 28, 2001; January 7, 2002 and February 8, 2002:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K dated March 8, 2002.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 28 is March 11, 2002.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  March 8, 2002
                                                  -------------


                                CORECOMM LIMITED
                                ----------------
               (Exact Name of Registrant as Specified in Charter)


                          Delaware 000-31359 23-3032245
                          -----------------------------
      (State or Other Jurisdiction (Commission (IRS Employer Identification
                       of Incorporation) File Number) No.)

                 110 East 59th Street, New York, New York 10022
                 ----------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's Telephone Number, including area code (212) 906-8485
                                 --------------

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(C)  EXHIBITS

Exhibit 99.1 Press release, issued March 8, 2002.

ITEM 9.    REGULATION FD DISCLOSURE.

         CoreComm Limited and its formerly wholly-owned subsidiary CoreComm Holdco, Inc. announced today the extension of the expiration date of the registered public exchange offers by CoreComm Holdco until 5 P.M., New York City time, on April 8, 2002, unless CoreComm Holdco terminates the exchange offers or extends the expiration date.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CORECOMM LIMITED

                                       By:     /s/  Michael A. Peterson
                                       Name:   Michael A. Peterson
                                       Title:  Executive Vice President
                                               Chief Operating Officer
                                               Chief Financial Officer


Dated: March 8, 2002

EXHIBIT INDEX

Exhibit No.                Description

99.1                       Press release, issued March 8, 2002

CORECOMM LOGO                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

                  CORECOMM LIMITED AND CORECOMM HOLDCO ANNOUNCE
                EXTENSION OF EXPIRATION DATE FOR EXCHANGE OFFERS

         New York, New York (March 8, 2002) - CoreComm Limited (Nasdaq: COMM) and its formerly wholly-owned subsidiary CoreComm Holdco, Inc. announced today the extension of the expiration date of the registered public exchange offers by CoreComm Holdco until 5 P.M., New York City time, on April 8, 2002, unless CoreComm Holdco terminates the exchange offers or extends the expiration date. The exchange offers were previously scheduled to expire at Midnight, New York City time, on March 8, 2002. CoreComm Holdco is extending the registered public exchange offers because the Securities and Exchange Commission is still in the process of reviewing the registration statement on Form S-4 that CoreComm Holdco filed with the SEC in connection with the exchange offers.

         In the exchange offers, the holders of CoreComm Limited securities are being asked to tender: (1) each share of CoreComm Limited common stock they hold for 1/116.7 of a share of common stock of CoreComm Holdco (subject to rounding); and (2) each $1,000 aggregate principal amount of CoreComm Limited's 6% Convertible Subordinated Notes they hold, for 3.0349 shares of common stock of CoreComm Holdco (subject to rounding) and $30 in cash.

         Continental Stock Transfer & Trust Company, the depositary for the exchange offers, has advised CoreComm Holdco that approximately 80,433,523 shares of CoreComm Limited common stock (approximately 57.3% of the outstanding shares) and $192,000 aggregate principal amount of CoreComm Limited's 6% Convertible Subordinated Notes (approximately 4.0% of the outstanding principal amount not held by CoreComm Holdco) have been tendered and not withdrawn as of 4 P.M., New York City time, on March 8, 2002, in response to the exchange offers. The exchange offers are subject to the terms and conditions set forth in the preliminary prospectus, dated February 8, 2002, and the related letters of transmittal, which constitute the exchange offers. Investors are encouraged to read the information regarding the exchange offers at the end of this release, which describes where you can get more information.

                                                                *******
         The foregoing reference to the exchange offers shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock of CoreComm Holdco in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Investors and security holders are urged to read the following documents (including amendments that may be made to them), regarding the exchange offers because they contain important information:

         - CoreComm Holdco's preliminary prospectus, prospectus supplements and final prospectus;

         - CoreComm Holdco's registration statement on Form S-4, containing such documents and other information; and

         - CoreComm Holdco's Schedule TO.

         These documents and amendments and supplements to these documents have been and will continue to be filed, as they may be amended and supplemented, with the Securities and Exchange Commission. When these and other documents are filed with the SEC, they may be obtained free at the SEC's web site at www.sec.gov. You may also obtain for free each of these documents (when available) from CoreComm Holdco by directing your request to the number listed below.

         For further information regarding the exchange offers, including obtaining additional copies of the exchange offer materials, we encourage you to contact the information agent:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-2998

For any other information contact:
  Selim Kender, Vice President - Corporate Development at (212) 906-8485.